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                                                                  EXHIBIT  8.1

Law  Offices  of
M.  Stephen  Roberts
770  S.  Post  Oak  Lane,  Suite  515
Houston,  Texas  77056
(713)  961-2696
Fax:    (713)  961-1148


November  26,  1996


Michael  T.  Fearnow,  President
Flex  Acquisitions  Corporation
770  S.  Post  Oak  Lane,  Suite  515
Houston,  TX  77056

Re:        Flex Acquisitions Corporation; merger and spinoff transactions with
Flex  Acquisitions  Corporation    and  American  NorTel  Communications, Inc.

Dear  Mr.  Fearnow:

     In  connection  with

          (1) the preparation and filing of a Form S-4 Registration Statement under the Securities Act of 1933, to be filed by Flex Acquisitions Corporation for the purpose of registering 80,000 shares of Common Stock; 80,000 Class A Options; 80,000 shares of Common Stock that underlie the Class A Options; 16,333 Unit Purchase Options ("Bridge Loan Securities"); 16,333 Units that underlie the Unit Purchase Options; 16,333 shares of Common Stock issuable upon exercise of the Unit Purchase Options; 32,666 Class B Warrants issuable upon exercise of the Unit Purchase Options; 32,666 shares of Common Stock that underlie the Class B Warrants issuable upon exercise of the Unit Purchase Options; 32,666 Class C Warrants issuable upon exercise of the Unit
Purchase  Options;  32,666  shares  of  Common Stock that underlie the Class C
Warrants issuable upon exercise of the Unit Purchase Options; 14,000 Units consisting of 14,000 shares of Common Stock, 28,000 Class B Warrants and 28,000 Class C Warrants (collectively the "PPM Securities"); 28,000 shares of Common Stock that underlie the PPM Securities Class B Warrants; 28,000 shares of Common Stock that underlie the PPM Securities Class C Warrants (the "Merger Shares") to be available for a proposed merger with Flex Financial Group, Inc., a Texas corporation; and 2,000,000 shares of its Common Stock (the "Shelf Shares") to be used for possible acquisitions of companies or properties; and,

          (2) the preparation and filing of a Form SB-2 Registration Statement under the Securities Act of 1933, to be filed by Flex Acquisitions Corporation for the purpose of registering up to 100,000 units ("Units") consisting of 100,000 shares of common stock, par value $.001 per share ("Common Stock"), 200,000 Class B warrants ("Class B Warrants") and 200,000
Class C warrants ("Class C Warrants")(collectively the "Public Offering Securities"), 400,000 shares of Common Stock that underlie the Class B and Class C Warrants, and of registering a distribution by American NorTel Communications, Inc. ("American NorTel"), a Wyoming corporation, which is the sole shareholder of the Company, of 20,000 shares of Common Stock of the Company presently owned by American NorTel to its shareholders (the "Spinoff Shares"),

I have been asked to express my opinion with respect to certain federal income tax matters.

     I have examined the Form SB-2 Registration Statement, the Form S-4 Registration Statement, corporate proceedings reflected in the minutes of the Company as certified by the secretary of the Company, an agreement between Flex Financial and American NorTel effective June 30, 1996, an agreement of merger between the Company and Flex Financial, and an escrow agreement entered into on August 21, 1996, by the Company, American NorTel, and Southwest Bank of Texas, N.A. ("Southwest Bank").

     Based upon my examination of the above-described documents, relevant sections of the Internal Revenue Code of 1986 as amended (the "Code"), and applicable regulations thereunder, I am of the following opinion:

          1. The proposed merger between the Company and Flex Financial should qualify as a type "A" reorganization under section 368(a)(1) of the Code. In the event that the Internal Revenue Service attempts to apply the step transaction doctrine and consider the Company a continuation of Flex Financial with only a change in name or place of incorporation, it may seek to characterize the transaction as a type "F" reorganization. In either case, there should be no recognition of taxable gain or loss to the shareholders of Flex Financial or to the shareholders of the Company. The Flex Financial shareholders would have a carryover tax basis and a tacked holding period for the stock received by them in the Company. Further, Flex Financial would not recognize any taxable gain or loss, provided its liabilities are not in excess of the tax basis of its assets.

          2. With respect to the income tax effects of the Spinoff, Section 316 of the Code provides that, for purposes of the income tax provisions of the Code, a dividend is any corporate distribution to shareholders made in the normal course of business out of earnings and profits. Section 301(c) of the Code provides that a distribution by a corporation which has no current or accumulated earnings or profits is not taxable as a dividend. Instead, the amount of the distribution must first be used to reduce the adjusted basis of a stockholder's stock and any remaining portion will be treated as capital gain in the same manner as a sale or exchange of the stock. The distributing corporation, American NorTel, advises the undersigned that it has no current or accumulated earnings or profits. Even so, whether is will have earnings during the distribution tax year cannot be determined until the end of that
tax  year.    Because  American  NorTel  advises  the  undersigned  that  the distribution is expected to be made from excess capital, the amount of the distribution to each American NorTel shareholders must first be used to reduce the adjusted basis of each shareholder's stock, and should the adjusted basis be reduced to zero, any remaining portion of the value of the distribution will be treated as capital gain in the same manner as a sale or exchange of the stock. Should American NorTel determine later that it does have earnings in the year of the distribution, the distribution would be deemed to be a dividend to the extent of such earnings and taxed as ordinary income.

          3. The basis of the stock in the Company to be received by the American NorTel shareholders in the distribution is the fair market value of the property. Section 301(d) of the Code. Fair market value is determined as of the date of the distribution. Section 301(b)(3). The principal question raised by the escrow arrangement with Southwest Bank is whether the date of the distribution occurs when the stock certificates are delivered to Southwest Bank or, alternatively, later when Southwest Bank delivers the stock
certificates  to  the  American  NorTel  shareholders.    Regulation  Section
1.301-1(b) provides that a distribution made by a corporation to its shareholders is to be included in gross income of the distributees when the cash or other property is "unqualifiedly made subject to their demands." When the distribution is in property other than cash, this regulation provides that the valuation of the property is to be made on the date of distribution without regard to whether such date is the same as that on which the distribution is includable in gross income. An example is given in the regulation of a corporation's distributing a taxable dividend in property on December 31 which is received by, or unqualifiedly made subject to the demand of, its shareholders two days later on January 2. In this example, the amount to be included in the gross income of the shareholders will be the fair market value of the property on December 31, although such amount will not be includable in the gross income of the shareholders until January 2 of the next year.

          The important fact concerning the escrow with Southwest Bank is that the escrow is required by a regulation of the Securities and Exchange
Commission.   The distributees of the stock (the American NorTel shareholders)
have full voting rights over the distributed stock, the right to receive dividends, and the right in certain circumstances to transfer the stock.
American  NorTel  itself  has  no  right  to  recall  the  distribution.   The
distributees will have the same type of constructive receipt of the stock as existed in Carnahan, 21 BTA 893 (1930) (Acq.), and the principles set forth in
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Reed  v.  Commissioner,  723 F. 2d 138 (1st Cir. 1983) would apply in the same
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way  and  support  the determination that the date of distribution is the date the stock certificates are delivered to Southwest Bank pursuant to the escrow agreement.

          Based on the above, the value of the shares of the Company will be valued at their fair market value no later than the time the certificates representing the shares of the Company are received by the escrow agent, Southwest Bank. Because the delivery of these certificates to Southwest Bank is to take place before the shareholders of Flex Financial vote on the merger, and because the outcome of the merger vote is uncertain, American NorTel and its shareholders may reasonably take the position that the value of the share of the Company at the time of the distribution is the book value of such shares on the date of such delivery to Southwest Bank without giving effect to any increase in book value that might occur should the merger be later approved and effected.

          There is the possibility that the Internal Revenue Service might successfully argue under the step-transaction or substance-versus-form doctrines that the delivery of the certificates to Southwest Bank should be disregarded and the stock valued only when and if the merger is approved. The concept that might be asserted by the Service would be that the transfer of stock to Southwest Bank has no independent significance unless the merger is approved and, therefore, should be disregarded. As stated in Minnesota Tea
                                                                 -------------
Co.  v.  Helvering, 302 U.S. 609 (1938), a case in which the shareholders were
------------------
obligated to pay over to creditors cash received by the shareholders, "the preliminary distribution to the stockholders was a meaningless and unnecessary step in the transmission of the fund to the creditors." However, the distribution of shares of the Company by American NorTel to its shareholders does involve a situation where such shareholders will receive something of significance from American NorTel even if the merger is not consummated, because the management of the Company will continue to exert efforts to find a business or property for acquisition by the Company. Accordingly, it would appear that the step-transaction or substance-versus-form doctrines should not be applicable. Further, these concepts are ordinarily applied only to determine the characterization of an entire transaction, not to determine the time for evaluation of property.

     4. American NorTel should undertake to advise its shareholders that it has no current or accumulated earnings or profits, that the amount of the distribution must first be used to reduce the adjusted basis of a shareholder's American NorTel stock and any remaining portion is to be treated as capital gain in the same manner as a sale or exchange of the stock. American NorTel should further advise its shareholders what it considers to be the fair market value of the stock of the Company on the date of the distribution. Finally, American NorTel should undertake to advise its shareholders, after the end of American NorTel's taxable year in which the distribution is made, that it had current earnings during such year, if such be the case, which would cause it to alter its earlier statement that no part of the distribution would be taxed as a dividend and as ordinary income.

Yours  very  truly,

/S/  M.  Stephen  Roberts
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     M.  Stephen  Roberts